Exhibit 10.1

Eighth Amendment and Waiver
Dated as of October 30, 2002
to
Receivables Sale Agreement
Dated as of December 20, 1996

This Amendment and Waiver (the "Amendment"), dated as of October 30, 2002, is entered into among IPL Funding Corporation (the "Seller"), Windmill Funding Corporation, a Delaware corporation ("Windmill"), ABN AMRO Bank N.V., as Windmill's program letter of credit provider (the "Enhancer"), the Liquidity Provider listed on the signature page hereof (the "Liquidity Provider") and ABN AMRO Bank N.V., as agent for Windmill, the Enhancer and the Liquidity Provider (the "Agent").

Reference is hereby made to that certain Receivables Sale Agreement, dated as of December 20, 1996 (as amended, supplemented or otherwise modified through the date hereof, the "Sale Agreement"), among the Seller, Windmill, the Enhancer, the Liquidity Provider and the Agent. Terms used herein and not otherwise defined herein which are defined in the Sale Agreement or the other Transaction Documents (as defined in the Sale Agreement) shall have the same meaning herein as defined therein.

For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Waiver. The Agent hereby agrees to waive clause (i) of the defined term "Termination Event" appearing in Schedule I of the Sale Agreement. All of the terms and conditions of the Sale Agreement shall stand and remain in full force and effect and such waiver is not a waiver of any further violation of clause (i) of the defined term "Termination Event" or any other term or provision of the Sale Agreement or of any other Termination Event or Potential Termination Event which may currently exist under the Sale Agreement.

Section 2. Subject to the following terms and conditions, including without limitation the conditions precedent set forth in Section 2, upon execution by the parties hereto in the space provided for that purpose below, the Sale Agreement shall be, and it hereby is, amended as follows:

(a) Section 1.3(a) of the Sale Agreement is hereby amended in its entirety and as so amended shall read as follows:

Section 1.3. Selection of Discount Rates and Tranche Periods (a) All Investment shall be allocated to one or more Tranches reflecting the Discount Rates at which such Investment accrues Discount and the Tranche Periods for which such Discount Rates apply. In each request for an Incremental Purchase and three Business Days before the expiration of any Tranche Period applicable to any Purchaser's Investment, the Seller may request the Discount Rate(s) and Tranche Period(s) to be applicable to such Investment. All Investment (i) of Windmill shall accrue Discount at the CP Rate and (ii) of the Committed Purchasers may accrue Discount at either the Eurodollar Rate or the Prime Rate, in all cases as established for each Tranche Period applicable to such Investment. Each Tranche shall be in the minimum amount of $1,000,000 and in multiples thereof or, in the case of Discount accruing at the Prime Rate, in any amount of Investment that otherwise has not been allocated to another Tranche Period. Any Investment not allocated to a Tranche Period shall be a Prime Tranche. During the pendency of a Termination Event or a Ratings Trigger Event, the Agent may reallocate any outstanding Investment of the Committed Purchasers to a Prime Tranche. All Discount accrued during a Tranche Period shall be payable by the Seller on the last day of such Tranche Period or, for a Eurodollar Tranche with a Tranche Period of more than three months, 90 days after the commencement, and on the last day, of such Tranche Period.

(b) Clause (i) of the defined term "Termination Event" appearing in Schedule I of the Sale Agreement is hereby deleted in its entirety and replaced with the following:

(i) (a) The ratio, determined as of the end of each fiscal quarter for the then most-recently ended four fiscal quarters, of (x) Consolidated EBIT to (y) Consolidated Interest Expense (as defined in the Originator Credit Agreement) is less than 2.5 to 1.0.

(b) The ratio, determined as of the end of each fiscal quarter, of (x) Total Debt to (y) Consolidated Total Capitalization (as defined in the Originator Credit Agreement) is greater than .60 to 1.0.

(c) The following new defined terms are hereby added to Schedule I of the Sale Agreement in the correct alphabetical order as follows:

"Originator Credit Agreement" means the Credit Agreement, dated as of June 14, 2002, among the Originator, as Borrower, the financial institutions party thereto and LaSalle Bank National Association, as Agent and supplemented through the date hereof, but without regard to any further amendment, supplement, waiver or termination of any provision thereof unless consented to by the Instructing Group.

"Ratings" means the rating of long-term senior unsecured, non-third party credit enhanced indebtedness of the Originator by Moody's or S&P, as applicable, or if either Moody's or S&P does not maintain a rating of long-term senior unsecured, non-third party credit enhanced indebtedness of the Originator, the "Issuer Ratings" of the Originator maintained by Moody's or S&P, as applicable.

"Ratings Trigger Event" means the Originator's Ratings are in Tier III.

"Tier I" means the Ratings are Baa3 (or above) by Moody's and BB+ (or above) by S&P.

"Tier II" means the Ratings are Baa3 (or above) by Moody's and BB or BB- by S&P.

"Tier III" means that the Originator's Ratings with Moody's and S&P are not in Tier I or Tier II.

(d) Clause (b) of the defined term "Prime Rate" is hereby amended in its entirety and as so amended shall read as follows:

(b) during the pendency of a Termination Event or Ratings Trigger Event, 2.50% for Investment of a Liquidity Provider and 2.50% for Investment of the Enhancer.

(e) The defined term "Reserve Percentage" is hereby amended in its entirety and as so amended shall read as follows:

"Reserve Percentage" means, at any time, the following percentages, based upon whether the Ratings are in Tier I, Tier II, or Tier III:

Tier	Reserve Percentage
I	10.0%
II	15.0%
III	30.0%

(f) The date "October 30, 2002" appearing in clause (d) of the defined term "Liquidity Termination Date" appearing in Schedule I of the Sale Agreement is deleted and replaced with the date "December 30, 2002."

(g) The date "October 30, 2002" appearing in clause (c)(ii) of the defined term "Termination Date" appearing in Schedule I of the Sale Agreement is deleted and replaced with the date "December 30, 2002."

(h) Exhibit D to the Sale Agreement is hereby deleted in its entirety and is hereby replaced with Exhibit D attached hereto.

(i) Schedule II of Exhibit D to the Sale Agreement is hereby deleted in its entirety and is hereby replaced with Schedule II attached hereto.

(j) Schedule III to the Sale Agreement is hereby deleted in its entirety and is hereby replaced with the Schedule III attached hereto.

Section 3. Section 2 of this Amendment shall become effective only once (i) the Agent has received, in form and substance satisfactory to the Agent, all documents and certificates as the Agent may reasonably request (ii) a $20,000 amendment fee payable to the Agent and (iii) all other matters incident to the execution hereof are satisfactory to the Agent.

Section 4. The Sale Agreement, as amended and supplemented hereby or as contemplated herein, and all rights and powers created thereby and thereunder or under the other Transaction Documents and all other documents executed in connection therewith, are in all respects ratified and confirmed. From and after the date hereof, the Sale Agreement shall be amended and supplemented as herein provided, and, except as so amended and supplemented, the Sale Agreement, each of the other Transaction Documents and all other documents executed in connection therewith shall remain in full force and effect.

Section 5. This Amendment may be executed in two or more counterparts, each of which shall constitute an original but both or all of which, when taken together, shall constitute but one instrument.

Section 6. This Amendment shall be governed and construed in accordance with the internal laws of the State of Illinois.

In Witness Whereof, the parties have caused this Amendment to be executed and delivered by their duly authorized officers as of the date first above written.

ABN AMRO Bank N.V., as the Agent, as the Liquidity Provider and as the Enhancer

By:

Title:

By:

Title:

Windmill Funding Corporation

By:

Title:

IPL Funding Corporation

By:

Title:

Exhibit D
IPL Funding Corporation
Periodic Report

(000's)

Consolidated Receivable Activity

1. Beginning Receivables Balance (Line 6 From Prior Month) $0

2. Plus: New Receivables (Gross) 0

3. Less: Cash Collections 0

4. Less: Dilutions (Non-Cash Adjustments) 0

5. Less: Write-Offs         0

6. Ending Receivables Balance 0

7. Plus: Unbilled Amounts         0

8. Net Ending Balance 0

9. Less: Total Ineligible Receivables (Schedule I)         0

10. Eligible Receivables Balance 0

11. Less: Excess Obligor Concentrations (Schedule II)         0

12. Eligible Receivables Balance         0

Receivables Aging (Schedule III)

    $         ; %

13. 0-30 Days Past Invoice 0 0.00%

14. 31-60 Days Past Invoice 0 0.00%

15. 61-90 Days Past Invoice 0 0.00%

16. 91+ Days Past Invoice      0       0.00%

17. Sub Total (Lines 12+13+14+15+16) 0 0.00%

18. Unbilled      0 0.00%

19. Total (Lines 17+18) 0       0.00%

Ownership Interest

20. Aggregate Investment (AI) $0

21. Loss Reserve Percentage 0.00%

22. Loss Reserve Amount (Line 20 x Line 21) $0

23. Other Reserves $0

24. Ownership Interest (Lines 20+22+23/Line 12) 0.00%

Loss Reserve Percentage Calculation

25. Long-term senior unsecured debt ratings (or issuer ratings) _________

26. Applicable Tier (I, II or III) _________

27. Loss Reserve Percentage _________

Covenant Compliance Covenant Level In Compliance Ratio

28. Delinquency Ratio (61-90 Days) <5.00% Yes 0.00%

29. Default Ratio (91+ Days) <3.00% Yes 0.00%

30. Loss to Liquidation Ratio

(Schedule IV) <1.00% Yes 0.00%

31. Coverage Ratio

(Line 12/Lines 20 + 22 + 23) >100.0% Yes 0.00%

32. Consolidated EBIT/Consolidated

Interest Expense >2.5:1

33. Total Debt/Consolidated Total

Capitalization <.60:1

34. Required Payment Amount $0

The undersigned hereby represents and warrants that the foregoing is a true and accurate accounting in all material aspects of the Seller's Receivables compiled in accordance with the Receivable Sale Agreement dated as of December 20, 1996 and that all representations and warranties of Seller in such Receivables Sale Agreement are true and correct as of the date hereof and are hereby restated and reaffirmed.

IPL Funding Corporation

Signature:

Name:

Title: Treasurer

Schedule II

Obligor Concentrations
Top 10 Obligors
Obligor	S&P	Moody's	Eligible Receivable Balance	% Limit of ERB	& Limit	Excess Concentration
1.			0	0.00%	0	0
2.			0	0.00%	0	0
3.			0	0.00%	0	0
4.			0	0.00%	0	0
5.			0	0.00%	0	0
6.			0	0.00%	0	0
7.			0	0.00%	0	0
8.			0	0.00%	0	0
9.			0	0.00%	0	0
10.			0	0.00%	0	0
Total Excess Obligor Concentrations							0

SCHEDULE III

PENDING LITIGATION

Originator has been named as a defendant in approximately 50 pending lawsuits alleging personal injury or wrongful death stemming from exposure to asbestos and asbestos containing products formerly located in Originator's power plants. Originator has been named as a "premises defendant" in that Originator did not mine, manufacture, distribute or install asbestos or asbestos containing products. These suits have been brought on behalf of persons who worked for contractors or subcontractors hired by Originator. Many of the primary defendants— the asbestos manufacturers— have filed for bankruptcy protection, and it is expected that many of the remaining manufacturers will also be forced into bankruptcy. Originator has insurance coverage for many of these claims; currently, these cases are being defended by counsel retained by various insurers who wrote "occurrence" coverage policies applicable to the period of time during which much of the exposure has been alleged. Although Originator does not believe that any of the pending asbestos suits in which Originator is a named defendant will have a material adverse effect on Originator's business or operations, Originator is unable to predict the number or effect any additional suits may have, or the consequences to Originator of the bankruptcy of the asbestos manufacturers; accordingly, Originator cannot assure the Banks that the pending or any additional suits will not have a material effect on its business or operations. Two asbestos cases are set for trial in November 2002 and three cases are currently set for trial in 2003.

In March 2002, IPALCO and certain of its former officers were sued in the U.S. District Court for the Southern District of Indiana for alleged breaches of fiduciary duty stemming from declines in the prices of AES and IPALCO stock held by certain of IPALCO's benefit plans. Originator believes that this suit is without merit. While Originator cannot predict the outcome, Originator does not believe that the suit will have a material adverse effect on its financial condition, results of operations or liquidity.

In September 2002 IPALCO and certain of its former officers and directors were sued in the U.S. District Court for the Southern District of Indiana in connection with IPALCO's acquisition by The AES Corporation. Originator believes that this suit is without merit. While Originator cannot predict the outcome, Originator does not believe that the suit will have a material adverse effect on its financial condition, results of operations or liquidity.